Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington D.C. 20549

We were previously the independent accountants for Investors
Research Fund, Inc.   We have read their notification of
change in independent accountants made in Item 77K of Form N-SAR. We agree with the statements in the filing.





Timpson Garcia


Oakland, California
November 21, 2000